EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MTI Technology Corporation:

     We consent to the use of our report dated May 23, 2003, except as to the second paragraph of note 7, which is as of June 30, 2003, with respect to the consolidated balance sheet of MTI Technology Corporation and subsidiaries as of April 5, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended April 5, 2003, and the related schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for goodwill and intangible assets effective April 8, 2001.

/s/ KPMG LLP
Costa Mesa, California
August 30, 2004

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